Exhibit 10.2

SEVERANCE AGREEMENT AND RELEASE

The parties to this Severance Agreement and Release (“Agreement”) are Joseph Lee (“Employee”) and New Focus, Inc. (the “Company”) (each a “Party” and jointly the “Parties”).

RECITALS

WHEREAS, Employee was employed by the Company as its Vice President of Marketing;

WHEREAS, Employee signed the New Focus, Inc. Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Proprietary Information Agreement”);

WHEREAS, Employee was notified on June 6, 2003 that his employment with the Company will terminate on June 28, 2003 (the “Termination Date”);

WHEREAS, the Company granted Employee an option to purchase 60,000 shares of the Company’s common stock on April 30, 2001 (the “First Option”), pursuant to the New Focus, Inc. 2000 Stock Option Plan Stock Option Agreement dated April 30, 2001 (the “April 30, 2001 Stock Option Agreement”), as amended on March 7, 2002 by the New Focus, Inc. Amendment to Stock Option Agreement dated March 7, 2002 (the “March Stock Option Agreement”), and subject to the terms and conditions thereof and of the New Focus, Inc. 2000 Stock Option Plan (the “Stock Option Plan”);

WHEREAS, as of the Termination Date, 25,000 shares subject to the First Option will have vested and 35,000 shares will be unvested in accordance with the terms and conditions of the April 30, 2001 Stock Option Agreement, the March Stock Option Agreement and the Stock Option Plan;

WHEREAS, in connection with the New Focus, Inc. Supplemental Option Grant Program, Employee was granted an option to purchase 28,200 shares of the Company’s common stock on January 3, 2002 (the “Supplemental Option Grant”) pursuant to the New Focus, Inc. 2000 Stock Option Plan Stock Option Agreement dated January 3, 2002 (the “First January 3, 2002 Stock Option Agreement”), as amended by the March Stock Option Agreement, and subject to the terms and conditions thereof and of the Stock Option Plan;

WHEREAS, as of the Termination Date, 15,451 shares subject to the Supplemental Option Grant will have vested and 12,749 shares will be unvested in accordance with the terms and conditions of the First January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan;

WHEREAS, the Company granted Employee an option to purchase 40,000 shares of the Company’s common stock on January 3, 2002 (the “Key Contributor Grant”), pursuant to the New Focus, Inc. 2000 Stock Option Plan Stock Option Agreement dated January 3, 2002 (the “Second January 3, 2002 Stock Option Agreement”), as amended by the March Stock Option Agreement, and subject to the terms and conditions thereof and of the Stock Option Plan;

WHEREAS, as of the Termination Date, 11,333 shares subject to the Key Contributor Grant will have vested and 28,667 shares will be unvested in accordance with the terms and conditions of the Second January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan;

WHEREAS, the Company granted Employee an option to purchase 6,000 shares of the Company’s common stock on January 25, 2002 (the “Second Option”), pursuant to the New Focus, Inc. 2000 Stock Option Plan Stock Option Agreement dated January 25, 2002 (the “January 25, 2002 Stock Option Agreement”), as amended by the March Stock Option Agreement, and subject to the terms and conditions thereof and of the Stock Option Plan;

WHEREAS, as of the Termination Date, 1,700 shares subject to the Second Option will have vested and 4,300 shares will be unvested in accordance with the terms and conditions of the January 25, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan;

WHEREAS, Employee was granted an option to purchase 100,000 shares of the Company’s common stock on September 16, 2002 (the “Officer Option Grant”) pursuant to the New Focus, Inc. Stock Option Agreement dated as of September 16, 2002 (the “September 16, 2002 Stock Option Agreement”) and subject to the terms and conditions thereof and of the Stock Option Plan;

WHEREAS, as of the Termination Date, 25,000 shares subject to the Officer Option Grant will have vested and 75,000 shares will be unvested in accordance with the terms and conditions of the September 16, 2002 Stock Option Agreement and the Stock Option Plan;

WHEREAS, the Company adopted a Reduction in Force Severance Plan on March 27, 2002, as amended as of May 9, 2003 (the “RIF Plan”), which, among other things provides for the extension of the exercise period of certain options granted to eligible employees (as determined in accordance with the RIF Plan) terminated in connection with the Company’s restructuring plans;

WHEREAS, the Company has determined, in accordance with the RIF Plan, that Employee is eligible as a Participant (as defined in the RIF Plan) for purposes of the RIF Plan, and, therefore, as provided by the RIF Plan, the First Option and the Supplemental Option Grant are each subject to an extended exercise period of one (1) year from the Termination Date; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with or separation from the Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties agree as follows:

COVENANTS

1.    Consideration.

(a)    Payment of Salary.    The Company agrees to pay Employee the lump sum equivalent of ninth months of Employee’s base salary for a total of One Hundred Twenty-Seven Thousand Five Hundred Dollars ($127,500), less applicable withholding, in accordance with the Company’s regular payroll practices. This payment shall be made to Employee within ten (10) business days following the Effective Date of this Agreement.

(b)    Payment for COBRA Coverage.    Employee’s Company-provided health insurance benefits will cease on the June 30, 2003, subject to Employee’s right to continue his health insurance under COBRA. The Company agrees to pay directly to the applicable carrier or provider COBRA payments for Employee and Employee’s eligible family members for nine (9) months beginning on July 1, 2003, provided Employee timely elects to continue his health insurance. Employee agrees to promptly notify the Company if he obtains health insurance through alternative employment before the expiration of the nine-month period. The Company will cease making COBRA payments at that point. Employee shall cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date. Employee’s participation in all other benefits and incidents of employment also shall cease on the Termination Date.

(c)    Outplacement Assistance.    The Company further agrees to provide Employee with executive outplacement assistance consistent with Company policy for a VP position from the Termination Date through an outplacement company to be mutually agreed upon by the Parties.

2.    Payment of Compensation and Benefits.    Employee acknowledges and represents that the Company has paid all salary, wages, severance, bonuses, living expenses, commissions, stock, stock options, vesting and any and all other benefits due to Employee, with the exception of any accrued vacation pay, which shall be paid to Employee on the Termination Date.

3.    Stock Options.

(a)    First Option.    Employee acknowledges and agrees that as of the Termination Date, the number of shares subject to the First Option in which Employee shall be vested equals 25,000 shares, none of which Employee has exercised (the “First Option Vested Shares”), and the number of shares subject to the First Option in which Employee shall not have vested equals 35,000 shares (the “First Option Unvested Shares”). The First Option Vested Shares and the First Option Unvested Shares shall continue to be governed by the terms and conditions of the April 30, 2001 Stock Option

Agreement, the March Stock Option Agreement and the Stock Option Plan, as modified with respect to the exercise period thereof by the RIF Plan. In accordance with the terms of the March Stock Option Agreement, in the event of a Change of Control (as defined in the March Stock Option Agreement) of the Company within three (3) months following the Termination Date, fifty percent (50%) of Employee’s First Option Unvested Shares, or 17,500 shares, shall automatically vest, in accordance with the terms and conditions of the April 30, 2001 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan. Pursuant to the RIF Plan, Employee shall be entitled to exercise the First Option on or before June 28, 2004, in accordance with the terms and conditions of the April 30, 2001 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan.

(b)    Supplemental Option Grant.    Employee acknowledges and agrees that as of the Termination Date, the number of shares subject to the Supplemental Option Grant in which Employee shall be vested equals 15,451 shares, none of which Employee has exercised (the “Supplemental Option Grant Vested Shares”), and the number of shares subject to the Supplemental Option Grant in which Employee shall not have vested equals 12,749 shares (the “Supplemental Option Grant Unvested Shares”). The Supplemental Option Grant Vested Shares and the Supplemental Option Grant Unvested Shares shall continue to be governed by the terms and conditions of the First January 3, 2002 Stock Option Agreement, the March Stock Option Agreement and the Stock Option Plan, as modified with respect to the exercise period thereof by the RIF Plan. In accordance with the terms of the March Stock Option Agreement, in the event of a Change of Control (as defined in the March Stock Option Agreement) of the Company within three (3) months following the Termination Date, fifty percent (50%) of Employee’s Supplemental Option Grant Unvested Shares, or 6,375 shares, shall automatically vest, in accordance with the terms and conditions of the First January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan. Pursuant to the RIF Plan, Employee shall be entitled to exercise the Supplemental Option Grant on or before June 28, 2004, in accordance with the terms and conditions of the First January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan.

(c)    Key Contributor Grant.    Employee acknowledges and agrees that as of the Termination Date, the number of shares subject to the Key Contributor Grant in which Employee shall be vested equals 11,333 shares, none of which Employee has exercised (the “Key Contributor Grant Vested Shares”), and the number of shares subject to the Key Contributor Grant in which Employee shall not have vested equals 28,667 shares (the “Key Contributor Grant Unvested Shares”). The Key Contributor Grant Vested Shares and the Key Contributor Grant Unvested Shares shall continue to be governed by the terms and conditions of the Second January 3, 2002 Stock Option Agreement, the March Stock Option Agreement and the Stock Option Plan. In accordance with the terms of the March Stock Option Agreement, in the event of a Change of Control (as defined in the March Stock Option Agreement) of the Company within three (3) months following the Termination Date, fifty percent (50%) of Employee’s Key Contributor Grant Unvested Shares, or 14,334 shares, shall automatically vest and be exercisable on or before June 28, 2004, in accordance with the terms and conditions of the Second January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan. If there is not a Change of Control (as defined in the March Stock Option Agreement) of the Company on or before September 28, 2003, Employee shall be entitled to exercise the Key Contributor Grant during the period ending ninety (90) days following the Termination Date, in accordance with the terms and conditions of the Second January 3, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan.

(d)    Second Option.    Employee acknowledges and agrees that as of the Termination Date, the number of shares subject to the Second Option in which Employee shall be vested equals 1,700 shares, none of which Employee has exercised (the “Second Option Vested Shares”), and the number of shares subject to the Second Option in which Employee shall not have vested equals 4,300 shares (the “Second Option Unvested Shares”). The Second Option Vested Shares and the Second Option Unvested Shares shall continue to be governed by the terms and conditions of the January 25, 2002 Stock Option Agreement, the March Stock Option Agreement and the Stock Option Plan. In accordance with the terms of the March Stock Option Agreement, in the event of a Change of Control (as defined in the March Stock Option Agreement) of the Company within three (3) months following the Termination Date, fifty percent (50%) of Employee’s Second Option Unvested Shares, or 2,150 shares, shall automatically vest and be exercisable on or before June 28, 2004, in accordance with the terms and conditions of the January 25, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan. If there is not a Change of Control (as defined in the March Stock Option Agreement) of the Company on or before September 28, 2003, Employee shall be entitled to exercise the Second Option during the period ending three (3) months following the Termination Date, in accordance with the terms and conditions of the January 25, 2002 Stock Option Agreement, the March Stock Option Agreement, and the Stock Option Plan.

(e)    Officer Option Grant.    Employee acknowledges and agrees that as of the Termination Date, the number of shares subject to the Officer Option Grant in which Employee shall be vested equals 25,000 shares, none of which Employee has exercised (the “Officer Option Grant Vested Shares”), and the number of shares subject to the Officer Option Grant in which Employee shall not have vested equals 75,000 shares (the “Officer Option Grant Unvested Shares”). The Officer Option Grant Vested Shares and the Officer Option Grant Unvested Shares shall continue to be governed by the terms and conditions of the September 16, 2002 Stock Option Agreement and the Stock Option Plan. In accordance with the terms of the September 16, 2002 Stock Option Agreement, in the event of a Change of Control (as defined in the September 16, 2002 Stock Option Agreement) of the Company within three (3) months following the Termination Date, fifty percent (50%) of Employee’s Officer Option Grant Unvested Shares, or 37,500 shares, shall automatically vest and be exercisable on or before June 28, 2004, in accordance with the terms and conditions of the September 16, 2002 Stock Option Agreement and the Stock Option Plan. If there is not a Change of Control (as defined in the September 16, 2002 Stock Option Agreement) of the Company on or before September 28, 2003, Employee shall be entitled to exercise the Officer Option Grant during the period ending ninety (90) days following the Termination Date, in accordance with the terms and conditions of the September 16, 2002 Stock Option Agreement and the Stock Option Plan.

4.    Release of Claims.    Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Releasees, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)    Any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)    Any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, the sale of Company stock or Company’s repurchase of shares, including without limitation, any sale of Company stock acquired upon exercise of stock options, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    Any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; fraud; fraudulent inducement; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and any other cause of action;

(d)    Any and all claims for violation of any federal, state or municipal or local statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit and Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Restraining Notification Act; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act;

(e)    Any and all claims for violation of the federal, or any state, constitution;

(f)    Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    Any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the consideration received by Employee as a result of this Agreement;

(h)    Any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any stock transaction between Employee and the Company, including but not limited to any transactions pursuant to the April 30, 2001 Stock Option Agreement, the First January 3, 2002 Stock Option Agreement, the Second January 3, 2002 Stock Option Agreement, the January 25, 2002 Stock Option Agreement, the September 16, 2002 Stock Option Agreement, the March Stock Option Agreement, and/or the Stock Option Plan; and

(i)    Any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

5.    Civil Code Section 1542.    Employee represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of this code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

6.    Acknowledgment of Waiver of Claims under ADEA.    Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e)

nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7.    No Pending or Future Lawsuits.    Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not currently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.    Confidentiality.    The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all Parties relied in entering into this Agreement. Employee hereto agrees to maintain in strict confidence the contents and terms of this Agreement and the consideration for this Agreement (collectively referred to as “Settlement Information”). Employee agrees that he is permitted to disclose Settlement Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, his accountant and any professional tax advisor to the extent that they need to know the Settlement Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Settlement Information to all other third parties. Employee further agrees that he will not publicize, directly or indirectly, any Settlement Information.

9.    No Cooperation.    Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints (collectively “Claims”) by any third party against the Releasees, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

10.    Non-Disparagement.    Employee agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. Employee agrees that he shall direct all inquiries by potential future employers to the Company’s Chief Executive Officer.

11.    Breach.    Employee acknowledges and agrees that any breach of Section 4 (“Release of Claims”), Section 5 (“Civil Code Section 1542”), or Section 9 (“No Cooperation”) by Employee shall constitute a material breach of the Agreement and shall entitle the Company immediately to recover the monetary consideration provided in Section 1(a) hereof and immediately to recover and/or cease paying the consideration provided in Section 1(b) hereof, except as provided by law. Except as provided by law,

Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in: (a) enforcing Employee’s obligations under of Section 4 (“Release of Claims”), Section 5 (“Civil Code Section 1542”), or Section 9 (“No Cooperation”), and (b) defending against a claim brought or pursued by Employee in violation of this Agreement.

12.    Tax Consequences.    The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Employee’s failure to pay, or Employee’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

13.    No Admission of Liability.    Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed Claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14.    Costs.    The Parties shall each bear their own costs, attorneys’ fees and any other fees incurred in connection with the preparation of this Agreement.

15.    ARBITRATION.    THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES AND CALIFORNIA LAW, OR BY A JUDGE TO BE MUTUALLY AGREED UPON. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL FOR ANY AND ALL CLAIMS COVERED BY THIS AGREEMENT.

16.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to bind them to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.    Returning Company Property.    Employee agrees that no later than the Effective Date, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed or acquired by him or provided to him in connection with his employment with the Company or otherwise belonging to the Company, its successors or assigns.

18.    No Representations.    Each Party represents that it has consulted with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19.    Severability.    In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the provision or portion of the provision.

20.    Entire Agreement.    This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment with, compensation and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company, with the exception of the Proprietary Information Agreement, the April 30, 2001 Stock Option Agreement, the First January 3, 2002 Stock Option Agreement, the Second January 3, 2002 Stock Option Agreement, the January 25, 2002 Stock Option Agreement, the September 16, 2002 Stock Option Agreement, the March Stock Option Agreement, the Stock Option Plan and the RIF Plan, all of which remain in full force and effect to the extent not inconsistent with the terms of this Agreement.

21.    No Oral Modification.    This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

22.    Governing Law.    This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law principles.

23.    Attorneys’ Fees.    Except as provided in Section 11 (“Breach”) and Section 12 (“Tax Consequences”), in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in connection with such an action.

24.    Effective Date.    This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement, but no earlier than the Termination Date.

25.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Signatures transmitted by facsimile shall have the same validity, force and effect as original signatures.

26.    Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)    They have read this Agreement;

(b)    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)    They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NEW FOCUS, INC.

Dated:	June 18, 2003	By	/s/ Nicola Pignati

Nicola Pignati, President and Chief Executive Officer

Joseph Lee, an individual

Dated:	June 17, 2003		/s/ Joseph Lee

Joseph Lee